Exhibit 10.1

 Execution

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of March 19, 2024, is entered into between Buckshot Trucking, LLC a Wyoming limited liability company (the “Company”), Tony Sims, an individual resident of the state of Colorado, Jim Fate, an individual resident of the state of Colorado (each of the foregoing a “Seller”, together the “Sellers), and Enservco Corporation, a Delaware corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Sellers own all the issued and outstanding membership interests (the “Membership Interests”) in the Company; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title, and interest in and to the Membership Interests (the “Contemplated Transaction”), free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”).

Section 1.02    Purchase Price. The aggregate purchase price for the Membership Interests is equal to Five Million Dollars ($5,000,000), of which $3,750,000 will be paid in cash (the “Cash Consideration”) and $1,250,000 will be paid in Shares of Buyer common stock, based on the volume weighted moving average of Buyer common stock for the 10-day period immediately preceding the Closing Date (the “Stock Consideration” and, together with the Cash Consideration, the “Base Amount”), subject to adjustment as set forth in Sections 1.03 and 1.04 herein.

Section 1.03    Net Working Capital Adjustment. The term “Closing Working Capital” refers to the net amount of the following assets and liabilities held by the Company as of the Closing: cash, plus trade accounts receivable less than 90 days old (except for accounts receivable from Total Directional, which may be included in the Closing Working Capital calculation if less than 120 days old), less credit cards payable, less payroll-related liabilities payable. The term “Debt Amount” means the aggregate amount of debt or lease payments encumbering any and all of the Company’s equipment or assets as of immediately prior to the Closing. The Parties shall agree on estimates of the Closing Working Capital and the Debt Amount no less than two Business Days prior to the Closing Date. If the amount of estimated Closing Working Capital exceeds the estimated Debt Amount, the excess shall be credited to Sellers at Closing. If the amount of estimated Closing Working Capital is less than the estimated Debt Amount, the Cash Consideration shall be reduced by the amount of the deficit at Closing. The adjustments described in this paragraph are referred to herein as the “NWC Adjustment.” Sellers and Buyer shall true-up the estimated NWC Adjustment calculated prior to Closing forty-five (45) days following the Closing Date as stated in Section 2.05.

Section 1.04    Earn-Out Payment. In addition to the $5,000,000 stated in Section 1.02, the Sellers shall have an opportunity to earn a contingent deferred equity payment of up to $500,000 (the “Earn-Out Payment”), payable in shares of Buyer’s common stock, if the following conditions (a) and (b) are both met: (a) the Company generates gross revenues of at least $9,000,000 in the twelve months immediately following the Closing Date (the “Earn-Out Period”), and (b): the Buyer’s closing stock price is below $0.75 at the end of the Earn-Out Period. For clarity, if either of (a) or (b) are not met, the Sellers will not be awarded the Earn-Out Payment. In each case under this paragraph, the price of Buyer’s common stock shall be calculated based on the volume weighted moving average of Buyer common stock for the 10-day period immediately preceding the last day of the Earn-Out Period. If Sellers have earned the Earn-out Payment, Buyer shall pay Sellers the Earn-Out Payment in shares of Buyer’s common stock within thirty (30) days after the end of the Earn-Out Period. Upon Sellers’ request, Buyer shall provide Sellers and Sellers’ Representatives, as applicable, with reasonable access to the books, records, and other information used by Buyer to calculate the amount of any Earn-Out Payment.

Section 1.05    Withholding Taxes. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder. Buyer shall provide Sellers with written notice of its intent to withhold any Taxes pursuant to this Section 1.05 at least ten (10) days prior to the Closing with a written explanation substantiating the requirement to deduct or withhold, and the parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by Law. Failure of Buyer to provide such notice of intent to withhold shall eliminate Buyer’s right to deduct or withhold Taxes from the Purchase Price under this Section 1.05.

ARTICLE II
CLOSING

Section 2.01    Closing. The closing of the Contemplated Transaction (the “Closing”) shall take place remotely by exchange of electronic exchange of documents and signatures on the date (the “Closing Date”) that is the first Business Day after the date on which all conditions and obligations of the Selling Parties and Buyer to consummate the transactions contemplated by this Agreement as set forth in Article V (other than conditions with respect to actions the Selling Parties and/or Buyer will take at the Closing itself, subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or at such other time or on such other date as shall be mutually agreed upon by the Selling Parties and Buyer prior thereto. The Closing shall be deemed to have occurred at 12:01 a.m. Eastern time on the Closing Date.

Section 2.02    Closing Payments.

(a)    At the Closing, Buyer shall deliver to the Escrow Agent the Escrow Amount (as defined below) in accordance with the terms of the Escrow Agreement. The term “Escrow Amount” means the aggregate of (a) Fifty Thousand Dollars ($50,000) to secure the Sellers’ obligations with respect to the NWC Adjustment (the “NWC Escrow Amount”), plus (b) Two Hundred Thousand Dollars ($200,000) of Buyer’s common stock, based on the volume weighted moving average of Buyer common stock for the 10-day period immediately preceding the Closing Date, to secure Sellers’ indemnification obligations under Article IX hereof (the “Indemnification Escrow Amount”).

(b)    At the Closing, Buyer shall pay or cause to be paid to the Sellers the Base Amount minus the Escrow Amount, by wire transfer of immediately available funds pursuant to written instructions provided to Buyer by Sellers at least three (3) Business Days prior to Closing.

Section 2.03    Sellers’ Closing Deliverables. At or prior to the Closing, the Company or the Sellers shall have delivered, or caused to be delivered to the Buyer the following:

(a)    Assignments of the Membership Interests to Buyer in substantially the form attached hereto as Exhibit A (the “Assignments”), duly executed by each Seller;

(b)    The employment agreement with Tony Sims in substantially the form attached hereto as Exhibit B (the “Sims Employment Agreement”), duly executed by Tony Sims;

(c)    The offer letter for Jim Fate in substantially the form attached hereto as Exhibit C (the “Fate Offer Letter”), duly executed by Jim Fate;

(d)    A certificate of the Secretary (or other officer) of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions of the managers/ members of the Company authorizing the execution, delivery, and performance of this Agreement and the performance of the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect;

(e)    Resignations of the directors and officers of the Company, effective as of the Closing Date;

(f)    A good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction in which the Company is organized and each jurisdiction where the Company is required to be qualified, registered, or authorized to do business. The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(g)    Evidence, in form and substance reasonably satisfactory to Buyer, that the Sellers have terminated or taken all reasonable steps to terminate the Company’s employee benefits plans as indicated by the Buyer;

(h)    Consent from the Company’s lenders to the transactions contemplated herein;

(i)    Consents listed on Section 3.04(d) of the Disclosure Schedules;

(j)    All original minute books, membership interest ledgers, and corporate books and records of the Company (including the Company’s predecessors); and

(k)    Such other customary and reasonable instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to the Buyer as may be required to give effect to the transactions contemplated by this Agreement.

Section 2.04’    Buyer’s Deliveries. At or prior to the Closing, Buyer shall deliver or caused to be delivered to or on behalf of the Sellers the following:

(a)    The Closing Payments stated in Section 2.02;

(b)    The Sims Employment Agreement, duly executed by the Buyer;

(c)    The Fate Offer Letter, duly executed by the Buyer;

(d)    A certificate of the Secretary (or other officer) of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party; and

(e)    Such other customary and reasonable instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to the Sellers as may be required to give effect to the transactions contemplated by this Agreement.

Section 2.05    Net Working Capital Adjustment True-Up. No later than 45 days after Closing, Buyer will deliver to Sellers a statement showing its calculation of the actual NWC Adjustment. Sellers will have thirty (30) days to review and comment on such statement, and Buyer shall provide Sellers with the books and records of the Company underlying the actual NWC Adjustment calculation to Sellers upon Sellers’ written request. If Sellers do not object to the statement within such period, Buyer’s statement shall become final. If Sellers object to the statement within such period, Buyer and Sellers shall negotiate the actual NWC Adjustment in good faith based on their respective records, calculations, and input from Representatives. If Sellers and Buyer fail to agree on the actual NWC Adjustment after good faith negotiation, then the mediation and arbitration provisions in Section 11.11 shall apply. If the agreed-upon, actual NWC Adjustment is in Buyer’s favor, then Buyer and Sellers shall direct the Escrow Agent to release the amount of the difference between the estimated NWC Adjustment and the actual NWC Adjustment to Buyer, and to release any remaining funds in the NWC Escrow to Sellers. If the actual NWC Adjustment is in Sellers’ favor, then Buyer and Sellers shall direct the Escrow Agent to release all of the NWC Escrow Amount to the Sellers, and Buyer shall pay to Sellers the amount of the difference between the estimated NWC Adjustment and the actual NWC Adjustment to Sellers in immediately available funds within ten (10) days of such determination.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent, warrant and covenant to Buyer that the statements contained in this Article III are true and correct as of the date hereof. The term “Knowledge” or “Seller’s Knowledge” means the actual knowledge of the Seller, or the constructive knowledge of Seller after reasonable inquiry. The term “Knowledge” or “Company’s Knowledge,” or similar qualification, means the actual or constructive knowledge of the Company’s officers and directors after reasonable inquiry.

Section 3.01     Organization, Authority, and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Wyoming and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company in connection with this Agreement and the other Ancillary Documents will be duly authorized on or prior to the Closing.

Section 3.02    Capitalization.

(a)    Sellers are the record owner of and have good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company and other than the Membership Interests there are no other issued and outstanding equity interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)    The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Sellers or the Company are a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests or other equity interests in the Company or obligating Sellers or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. There are no outstanding or authorized equity appreciation, profit participation, phantom equity or similar equity-based rights with respect to the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.03    No Subsidiaries. The Company does not own, or have any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.

Section 3.04    No Conflicts; Consents. The execution, delivery, and performance by Sellers of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Sellers or the Company; (c) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Sellers or the Company is a party or by which Sellers or the Company are bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.05    Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2022 and 2023 and the related profit and loss statements for the years then ended (the “Financial Statements”) are included in Section 3.05 of the Disclosure Schedules. The Financial Statements have been prepared using commercially reasonable accounting principles on a cash basis throughout the period involved, and were recalculated on an accrual basis in 2024 by Calabrese Consulting upon Buyer’s request. The Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company dated December 31, 2023, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.06    Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.07    Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, the Company has been operating in the ordinary course of business consistent with past practice and there has not been, with respect to the Company, any change, event, condition, or development that is, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.08    Material Contracts.

(a)    Section 3.08(a) of the Disclosure Schedules lists each Contract that is material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.10(a)), being “Material Contracts”), including the following:

(i)    each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.19(a)), environmental, or other Liability of any Person;

(iii)    all Contracts relating to Intellectual Property (as defined in Section 3.11(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv)    except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each written Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer and summaries of all material terms of all oral Material Contracts have been given to Buyer.

Section 3.09    Business Relationships. Except as stated in Section 3.09 of the Disclosure Schedules, within the past twelve (12) months: (i) no Affiliate of the Sellers or the Company has been involved in any material business arrangement or relationship with the Company; and (ii) no managers, officers or employees (or their respective family members) of the Company have been involved in any material business arrangement or relationship with the Company other than employment as properly reflected in the Financial Statements. No Interested Party, nor any managers, officers or employees of the Company (nor their respective family members), own any asset that is used in the Business.

Section 3.10    Real Property; Title to Assets.

(a)    Section 3.10(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease and the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Sellers have delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property that are in the Company’s or Sellers’ possession.

(b)    The Company has good and valid (and, in the case of owned Real Property and personal property and other assets, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property reflected in the Financial Statements or acquired after the Balance Sheet Date. All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.10(b) of the Disclosure Schedules.

(c)    The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. To Sellers’ Knowledge, the use of the Real Property in the conduct of the Company's business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and, to Sellers’ Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 3.11    Intellectual Property.

(a)    The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b)    Section 3.11(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the “Company IP Registrations”). The Company owns or has the valid and enforceable right to use all Intellectual Property used in or necessary for the conduct of the Company’s business as currently conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property.

(c)    To Sellers’ Knowledge, the conduct of the Company's business as currently and formerly conducted has not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. No Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property. This Section 3.11(c) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property.

Section 3.12    Material Customers and Suppliers.

(a)    Section 3.12(a) of the Disclosure Schedules sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent completed fiscal years (collectively, the “Material Customers”). The Company has not received any notice, and has no Knowledge, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)    Section 3.12(b) of the Disclosure Schedules sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent completed fiscal years (collectively, the “Material Suppliers”). The Company has not received any notice, and has no Knowledge, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.13    Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by the Company and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and all insurance premiums due on the Insurance Policies as of the date of this Agreement have been paid; are valid and binding in accordance with their terms; and (c) have not been subject to any lapse in coverage. Neither Sellers nor the Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. Neither Sellers or any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. To Seller’s Knowledge, the Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company, and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 3.14    Legal Proceedings; Governmental Orders.

(a)    There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Sellers’ Knowledge, threatened against or by the Company, Sellers, or any Affiliate of Sellers: (i) relating to the Company or any of the Company's properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding, and the Company is in compliance with all, Governmental Orders, which would affect the Company or any of its properties or assets.

Section 3.15    Compliance with Laws; Permits.

(a)    Since January 1, 2018, the Company has complied with, and is in compliance with, all Laws applicable to it or its business or assets.

(b)    All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to the Company and no event has occurred that would result in the revocation or lapse of any such Permit.

Section 3.16    Environmental Matters.

(a)    The terms: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) "hazardous materials," "hazardous wastes," "hazardous substances," "industrial wastes," or "toxic pollutants," as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(b)    The Company is in compliance with all Environmental Laws. Neither the Company nor Sellers have received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c)    There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. To the Knowledge of Sellers, there are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances. For purposes of this Agreement, “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, or others having relationships with the Company; (ix) any natural or man-made disaster, epidemic, or pandemic; or (x) any failure by the Company to meet any projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded.

Section 3.17    Employee Benefit Matters.

(a)    Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a “Benefit Plan”).

(b)    For each Benefit Plan, Sellers have made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; ; and (iii) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan has been established, administered, and maintained in accordance with its terms and in substantial compliance with all applicable Laws (including ERISA and the Code). To Sellers’ Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected the Company to a civil action, penalty, surcharge, or Tax under applicable Law or has jeopardized the previously-determined qualified status of any Benefit Plan. To Sellers’ Knowledge, all benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles.

(d)    The Company has not incurred: (i) any material Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred.

(e)    The Company has not now or at any time within the previous six years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (v) any other Benefit Plan subject to required minimum funding requirements.

(f)    Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.18    Employment Matters.

(a)    Seller has provided Purchaser with a list of: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full, or will be paid in full when due.

(b)    The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)    The Company is in material compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

(d)    The representations and warranties set forth in this Section 3.18 are the Sellers’ sole and exclusive representations and warranties regarding employment matters.

Section 3.19    Taxes.

(a)    All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Sellers have delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after December 31, 2018. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b)    The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c)    There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d)    Neither Seller is a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

Section 3.20     Books and Records. The minute books and membership interest record and transfer books of the Company which are in the possession of the Company and have been made available to Buyer, are complete and correct in all material respects.

Section 3.21    Brokers. Other than Transworld Business Advisors of Colorado, LLC, no broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.22    Full Disclosure. No representation or warranty by the Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement at Closing contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.23    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including related portions of the Disclosure Schedules), none of the Sellers, the Company, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company.

Section 3.24    Investment Representations. Each Seller (a) is an experienced and knowledgeable investor, (b) is able to bear the economic risks of the acquisition and ownership of the Stock Consideration, and (c) is capable of evaluating (and has evaluated) the merits and risks of investing in the Stock Consideration and its ownership thereof, (d) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (e) is acquiring the Stock Consideration for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, or any other applicable securities laws, and (f) acknowledges and understands that (i) the Stock Consideration has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Stock Consideration will, upon acquisition thereof by Seller, be characterized as “restricted securities” under state and federal securities laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from, or otherwise not subject to, the registration requirements of the Securities Act, and in compliance with applicable state and federal securities laws. Each Seller acknowledges and understands that (i) the Buyer and its Affiliates and advisors possess material nonpublic information regarding Buyer not known to Sellers that may impact the value of the Stock Consideration (the “Information”), and that Buyer is not disclosing the Information to Sellers. Each Seller understands, based on its experience, the disadvantage to which Seller is subject due to the disparity of information between the Buyer, on the one hand, and the Seller, on the other hand. Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby. Seller agrees that none of Buyer, its Affiliates and its and their principals, stockholders, partners, employees and agents shall have any liability to Seller whatsoever, due to or in connection with Buyer’s use or non-disclosure of the Information, and Seller hereby irrevocably waives any claim that it might have based on the failure of Buyer to disclose the Information.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02    No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order, except (a) Buyer Stockholder Approval with respect to the issuance of the Stock Consideration pursuant to this Agreement, (b) any filings required under the rules of NYSE American LLC (the “NYSE American”), (c) the filing of a Form D (Notice of Exempt Offering of Securities) in connection with the sale and issuance of the Stock Consideration, and (d) the filing with the SEC of the Information Statement.

Section 4.03    Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04    Stock Consideration. The Stock Consideration, upon issuance, will be duly authorized, fully paid, validly issued and non-assessable.

Section 4.05    SEC Reports; Financial Statements. Buyer has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the two years preceding the date hereof (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Buyer as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

Section 4.06     Investment Representations. Buyer (a) is an experienced and knowledgeable investor, (b) is able to bear the economic risks of the acquisition and ownership of the Membership Interests, (c) is capable of evaluating (and has evaluated) the merits and risks of investing in the Membership Interests and its ownership thereof, (d) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (e) is acquiring the Membership Interests for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, or any other applicable securities Laws, and (f) acknowledges and understands that (i) the Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Membership Interests will, upon acquisition thereof by Buyer, be characterized as “restricted securities” under state and federal securities laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from, or otherwise not subject to, the registration requirements of the Securities Act, and in compliance with applicable state and federal securities laws.

Section 4.07    Legal Proceedings.  There are no actions, suits, claims, investigations, or other legal proceedings pending or, to Buyer's Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.08    Independent Investigation.  Buyer has conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the properties, assets, premises, books and records, and other documents and data of Sellers and the Company for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and the documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V
CONDITIONS TO CLOSING

Section 5.01    Conditions to Buyer’s Obligation to Close. Subject to Section 5.03, Buyer’s obligation to consummate the transactions contemplated by this Agreement in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)    as of the Closing Date, the Company having a trailing twelve (12) months of adjusted EBITDA of at least $2,000,000, with such adjustments being consistent with those contained within the Financial Statements, and excluding reductions for prospective employment expenses for the Sellers, who will be retained by the Buyer and upon terms consistent with their respective employment agreements;

(b)    as of the Closing Date, the Company will deliver a Closing Working Capital amount of at least $1,230,000 as stated in Section 1.03.

(c)    as of the Closing Date, all member loans and receivables will be netted and satisfied by Sellers and, unless otherwise stated herein, any related party transactions will be terminated;

(d)    Buyer Stockholder Approval, as required by the rules of NYSE American, shall have been obtained;

(e)    the Information Statement shall have been mailed to Buyer’s stockholders and at least 20 calendar days shall have elapsed from the date of completion of such mailing;

(f)    the completed audit of the Financial Statements by an audit firm approved by Buyer, with results that are satisfactory to Buyer;

(g)    Sellers shall have delivered all of the closing deliverables set forth in Section 2.02;

(h)    as of the date hereof and as of the Closing Date (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (i) each representation and warranty contained in Section 3.01, 3.02, 3.04, and 3.21 shall be true and correct in all respects, and (ii) each other representation or warranty set forth in Article III shall be true and correct in all respects, except where the failure of such representations and warranties referred to in this clause (ii) to be true and correct, individually or in the aggregate with such other failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(i)    the Sellers and the Company shall have performed and complied with each covenant and agreement hereunder, to the extent required to be performed prior to the Closing, in all material respects;

(j)    no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decree that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing; and

(k)    from the date of this Agreement until the Closing Date, there shall not have occurred and be continuing any Material Adverse Effect with respect to the Company.

Section 5.02    Conditions to Sellers’ Obligation to Close. Subject to Section 5.03, Sellers’ obligation to consummate the transactions contemplated by this Agreement in connection with the Closing are subject to satisfaction or waiver of the following conditions:

(a)    the Buyer shall have performed and complied with each covenant and agreement hereunder, to the extent required to be performed prior to the Closing, in all material respects;

(b)    no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decree that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing; and

(c)    Buyer shall have delivered all of the closing deliverables set forth in Section 2.04.

Section 5.03    No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to its obligation to consummate the transactions set forth in Section 5.01 or Section 5.02, as the case maybe, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts or commercially reasonable efforts, as applicable, with respect to those matters contemplated by the applicable Sections of this Agreement to satisfy the conditions to the consummation of the Contemplated Transaction or other breach of a representation, warranty or covenant hereunder.

ARTICLE VI

PRE-CLOSING COVENANTS

The parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date (except as otherwise expressly stated to apply to a different period):

Section 6.01    Certain Efforts; Cooperation.

(a)    Each of the parties shall use its commercially reasonable efforts to make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to the obligations of the Parties to consummate the Contemplated Transaction set forth in Article V).

(b)    On and after the Closing, Sellers and Buyer shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done by Sellers and Buyer all things necessary under applicable Law, and to execute and deliver such documents, ancillary agreements and other papers as may be required to carry out the provisions of this Agreement and consummate and make effective the Contemplated Transaction.

Section 6.02    No Requirement to Hire Employees; Pre-Closing Matters. Except as otherwise specifically provided in this Section 6.02, Buyer shall not be required to assume the obligation to provide any compensation, fringe benefit, severance, retirement or other benefit heretofore provided by the Company. Buyer shall not assume any of the Company’s employment obligations, wage or salary payment obligations, including, without limitation, those arising under any pension, profit sharing, deferred compensation, severance, welfare, sick leave, accrued or earned vacation, wage or other employee benefit plan, procedure, policy or practice of Sellers (collectively, “Company Employment Obligations”) regardless of whether such plan, procedure, policy or practice is disclosed pursuant to this Agreement. The Company shall pay or otherwise satisfy, at or prior to the Closing Date, all accrued and unpaid (or unsatisfied) Company Employment Obligations as of such time, regardless of whether Company Employment Obligations are disclosed by Sellers or otherwise mentioned in this Agreement. The Company shall terminate, or take all necessary steps to terminate, all of its employee benefits plans that will no longer be used after the Closing. Sellers will further comply with all state, federal or local employee notification laws or rules, including, without limitation, the federal Worker Adjustment and Retraining Notification Act, as the same may be applicable.

Section 6.03    Notices and Consents.

(a)    The Company shall give any notices required by law or by this Agreement to third parties, and the Company shall use its commercially reasonable efforts to obtain material third party Consents or sublicenses as stated in this Agreement.

(b)    Sellers and Buyer shall reasonably cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any applicable Law in connection with this Agreement and the Contemplated Transaction; and (b) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain in a timely manner any such consents, permits, authorizations, or approvals.

Section 6.04    Access. Upon reasonable advance written request by Buyer, Sellers shall permit Buyer and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of Seller, to all premises, properties, Records and Contracts related to the Company, in each case, for the sole purpose of evaluating and consummating the Contemplated Transaction; provided, however, that, for avoidance of doubt, the foregoing shall not require any party to waive, or take any action with the effect of waiving, its attorney-client privilege or any confidentiality obligation to which it is bound with respect thereto or take any action in violation of applicable Law.

Section 6.05    Press Releases and Public Announcements. The Sellers and the Company shall not issue (prior to, on or after the Closing) any press release or make any public statement or public communication regarding the Contemplated Transaction without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed; provided, however, the Sellers and the Company, without the prior consent of Buyer, may issue such press release or make such public statement as may, upon the advice of counsel, be required by applicable Law or any Governmental Entity with competent jurisdiction.

Section 6.06    Expenses; Audited Financials. Except as expressly set forth otherwise herein, each party shall be responsible for all costs, fees and expenses incurred by it in connection with the negotiation, documentation, or consummation of this Agreement or the Contemplated Transaction, including fees and expenses of legal counsel, financial advisors and accountants. Notwithstanding the foregoing, it is acknowledged and agreed that the fees and expenses related to the audit of the Company’s financial statements shall be divided equally between the Selling Parties, on the one hand, and Buyer, on the other hand; provided, however, that if the Contemplated Transaction does not close because either (a) the Financial Statements are not auditable or cannot otherwise by used by a publicly reporting company, or (b) the Selling Parties do not close the Contemplated Transaction for any reason other than Buyer’s breach hereunder, then the Selling Parties shall reimburse Buyer for its share of the audit fees.

Section 6.07    Q1 2024 Financials. As soon as reasonably practicable, Sellers will, and will cause their Representatives and agents and advisors to, assist Buyer in preparing financial statements for the Company for the first quarter of 2024, and agree to make themselves and their Representatives, agents, advisors and employees or contractors reasonably available to provide necessary information or explanation required to complete the Q1 2024 financial statements.

Section 6.08    No Shop; Exclusivity. From and after the date hereof and prior to the earlier of the Closing or the date this Agreement is terminated, the Company and Sellers shall not (and the Company shall use its reasonable best efforts to cause its Representatives not to) directly or indirectly, solicit, knowingly encourage or initiate the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any equity interests or any material portion (i.e., 5%) of the assets of the Company (whether by merger, recapitalization, share exchange, sale of assets or any other similar transaction) (each, an “Acquisition Transaction”) or participate in any discussions or negotiations regarding, furnish any information with respect to, or assist or participate in any effort or attempt by any Person to do or seek any of the foregoing. The Company shall, and shall cause all of its Representatives to, terminate any and all negotiations or discussions with, and data room access (electronic or physical) provided to, any third party regarding any proposal concerning any Acquisition Transaction.

Section 6.09    Information Statement and Form 8-K. Buyer will send an information statement to its Shareholders and file a Form 8-K following the execution of this Agreement. The Sellers and Company agree to cooperate in good faith with Buyer and provide any assistance necessary for Buyer to complete these filings and any other related requirements by the federal securities laws or Buyer’s stock exchange, at the sole cost of Buyer.

Section 6.10    Buyer Financial Distress. The Buyer’s obligation to provide the value of the Stock Consideration to Sellers is a valid and legally binding obligation of Buyer, enforceable against Buyer in any bankruptcy, insolvency, or other similar proceeding (collectively, “Bankruptcy Proceeding”).

ARTICLE VII
OTHER COVENANTS

The parties agree as follows with respect to the period from and after the Closing:

Section 7.01    Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates and each of their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to hold in confidence any and all trade secrets, customer lists, methods, processes, contracts, and other information that a reasonable Person in the same or similar circumstances would consider confidential, in any form, of the Company, except to the extent that Sellers can show that such information: (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates, or their respective Representatives; (b) is lawfully acquired by Sellers, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation; or (c) required to be disclosed by Governmental Order or Law. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Sellers shall use commercially reasonable efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 7.02    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.03    Written Consent; Information Statement.

(a)         Sellers and the Company understand that, under the rules of the NYSE American, the issuance by the Buyer of the Stock Consideration pursuant to this Agreement is subject to the prior approval or consent of holders of a majority of the outstanding shares of Buyer’s common stock entitled to vote thereon (the “Buyer Stockholder Approval”). Buyer will use its reasonable best efforts to obtain from specified stockholders the written consent to approve the issuance of the Stock Consideration in accordance with the rules of the NYSE American as promptly as reasonably practicable after the date hereof.

(b)         Buyer shall prepare and file (with the assistance and cooperation of Sellers and the Company as reasonably requested by Buyer) with the SEC, as promptly as practicable after the date hereof, but in no event later than the 30th day following the date of this Agreement, a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Contemplated Transaction, and (ii) the notice of action by written consent required by Section 228(e) of the DGCL (the “Information Statement”). Buyer shall ensure that none of the information supplied by it for inclusion in the Information Statement will, at the date of mailing (including by electronic delivery if permitted) to stockholders of Buyer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Buyer assumes no responsibility with respect to information supplied in writing by or on behalf of the Company or the Sellers for inclusion in the Information Statement.

Section 7.04    Pending Lawsuit. Sellers have informed Buyer of a lawsuit that is pending by the Company against one or more parties, from which the Sellers and Company expect to recover certain sums currently estimated at One Hundred Twenty Five Thousand Dollars (the “Pending Lawsuit”). The Parties agree that they will continue to cause the Company to pursue the Pending Lawsuit at Sellers’ expense, and Buyer covenants to Sellers that any funds net of legal expenses recovered from the Pending Lawsuit will be reimbursed to Sellers, and excluded from NWC calculations thereby reducing the accounts receivable balance used for NWC calculations.

Section 7.05    Registration Statement. Within 60 calendar days after the Closing Date, Buyer shall file a registration statement on appropriate form providing for the resale by the Sellers of the Stock Consideration issued pursuant to the Agreement. Each Seller shall provide the Company with such information regarding the Seller for inclusion in the registration statement as is necessary to comply with federal or state securities laws. The Company shall use commercially reasonable efforts to keep such registration statement effective until the earlier of (a) the date on which the Sellers have disposed of all of the Stock Consideration (either pursuant to a registration statement under the Securities Act or under Rule 144), (b) when the Stock Consideration becomes eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for Buyer to be in compliance with the current public information requirement under Rule 144(c)(1); or (c) the date on which all of the Stock Consideration are otherwise transferred.

ARTICLE VIII

TAX MATTERS

Section 8.01    Tax Covenants.

(a)    Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of materially increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date. Without the prior written consent of Sellers, Buyer shall not, to the extent it may affect or relate to the Sellers: (i) make, change, or rescind any Tax election of the Company; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of materially increasing the Tax liability or reducing any Tax asset of Sellers or the Company, in respect of any taxable period that ends prior to the Closing Date.

(b)    All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Buyer when due. Buyer shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)    Sellers shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company prior to Closing. Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice of the Company (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 8.02    Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 8.04) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 8.03    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Sellers, nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 8.04    Tax Indemnification. Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 9.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys' fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (c) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (d) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 8.04 within ten business days after payment of such Taxes by Buyer or the Company. The term "Pre-Closing Tax Period" means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on the day prior to the Closing Date.

Section 8.05    Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VIII or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 8.06    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this Article VIII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

ARTICLE IX
INDEMNIFICATION

Section 9.01    Indemnification by Sellers. Subject to the other terms and conditions of this Article IX, Sellers shall, on a joint and several basis, indemnify and defend each of Buyer, the Company, and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or the other Transaction Documents; or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement or the other Transaction Documents.

Section 9.02    Indemnification by Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each Seller and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 9.03    Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall provide written notice of such claim to the other party (the “Indemnifying Party”) within ten (10) days of the date that the Indemnified Party became aware of the claim. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 9.04    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.19 which are subject to Article VIII) and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, however, the representations in Sections 3.01, 3.02, 3.04, and 3.21 shall survive until the expiration of the applicable statute of limitations. Subject to Article VIII, all covenants and agreements of the parties contained herein shall survive the Closing until the expiration of the applicable statute of limitations unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Any indemnified losses by Sellers shall first be paid to Buyer in the form of Buyer common stock held as the Indemnification Escrow Amount. If the amount of indemnified losses exceeds $200,000, the Sellers shall reimburse the Buyer with cash. If no indemnification claims are pending at the end of twelve-month period after Closing, the Indemnification Escrow Amount will be released to Sellers pursuant to the terms of the Escrow Agreement.

Section 9.05    Certain Limitations.

(a)    Basket. The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 9.01 or Section 9.02, as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 9.01 or Section 9.02, as applicable, exceeds $50,000 (the “Basket”), in which case the Indemnifying Party shall be required to pay or be liable for Losses back to the first dollar.

(b)    Cap. Except in the case of (i) fraud, for which Losses shall be uncapped, or (ii) a breach of the fundamental representations contained in Sections 3.01, 3.02, 3.04, 3.09, and 3.21 (with respect to Seller), or 4.01, 4.02, 4.03 (with respect to Buyer), for which the aggregate amount of all Losses for which an Indemnifying Party shall be liable shall be capped at the Purchase Price, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.01 or Section 9.02, as the case may be, shall not exceed $2,500,000.

(c)    Insurance and Tax. Payments by an Indemnifying Party pursuant to Section 9.01 or Section 9.02 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement. Payments by an Indemnifying Party pursuant to Section 9.01 or Section 9.02 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.06    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in Article VIII) shall be governed exclusively by Article VIII hereof.

Section 9.07    Exclusive Remedies. The parties acknowledge and agree that from and after Closing, their sole and exclusive remedy with respect to any and all claims (other than claims of fraud or intentional misconduct against a party to this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to this Article IX. In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted by Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement; provided, however, that nothing in this Section 9.07 shall limit any Person’s right to seek and obtain any equitable relief to which such Person may be entitled under this Agreement, or to pursue a claim for fraud or intentional misconduct against a party to this Agreement. .

ARTICLE X

TERMINATION

Section 10.01    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a)    By mutual written consent of Sellers and Buyer;

(b)    by either Buyer, on the one hand, or Sellers, on the other hand, if any court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced any law or order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Transaction; provided, neither Buyer nor Seller may terminate this Agreement pursuant to this Section 10.01(b)(i) if the issuance, enactment, entry, promulgation or enforcement of such final, non-appealable law or order was primarily due to a breach by such party of its covenants or agreements under this Agreement;

(c)    by Sellers, if (i) any of the representations and warranties of Buyer contained in ARTICLE IV shall fail to be true and correct, or (ii) there shall be a breach by Buyer of any covenant or agreement of Buyer in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 5.02 and (B) which is not curable or, if curable, is not cured upon the fifteenth (15th) day after written notice thereof is given by Seller to Buyer; provided, that Sellers may not terminate this Agreement pursuant to this Section 10.01(c) if Sellers are then unable to satisfy the conditions for which they are responsible under ARTICLE V of this Agreement;

(d)    by Buyer, if: (i) any of the representations and warranties of the Selling Parties contained in ARTICLE III shall fail to be true and correct, or (ii) there shall be a breach by Sellers of any covenant or agreement of Sellers in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 5.01, and (B) which is not curable or, if curable, is not cured upon the fifteenth (15th) day after written notice thereof is given by Buyer to Sellers; provided, that Buyer may not terminate this Agreement pursuant to this Section 7.1(d) if Buyer is then unable to satisfy the conditions for which it is responsible under Section 5.02.

Section 10.02    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01 by Buyer, on the one hand, or Sellers, on the other hand, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of Buyer, Sellers, or the Company, except that (i) Section 7.01 shall survive any termination of this Agreement and remain valid and binding in accordance with it terms; and (ii) the terminating party shall pay the non-terminating party $50,000 in immediately available funds as liquidated damages (the “Break-Up Fee”). Nothing in this Section 10.02 shall relieve or release any party to this Agreement of any liability or damages arising out of such party’s material and willful breach of any provision of this Agreement prior to the termination of this Agreement pursuant to Section 10.01.

ARTICLE XI
MISCELLANEOUS

Section 11.01    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 11.02    Further Acts and Assurances; Transition Matters. Each Seller, the Company, and Buyer shall take any and all steps reasonably necessary to effectuate the intended purposes of this Agreement, including, without limitation, with respect to the transfer of title to any motor vehicles.

Section 11.03    Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to Sellers:	Tony Sims 9042 Kenwood Court Highlands Ranch, CO 80126 Email: tony.sims@buckshottruckingllc.com

with a copy (which shall not constitute notice) to:	CrestPoint Law PLLC 1360 S. Clarkson St. Denver, CO 80210 Email: kristen@crestpointlaw.com Attention: Kristen C. Burke

with a copy (which shall not constitute notice) to:	Jim Fate 1506 Hollyberry Street Berthoud, CO 80513 Email: jim.fate@buckshottruckingllc.com

with a copy (which shall not constitute notice) to:	CrestPoint Law PLLC 1360 S. Clarkson St. Denver, CO 80210 Email: kristen@crestpointlaw.com Attention: Kristen C. Burke

If to Buyer:	Enservco Corporation 14133 County Rd 9 1/2 Longmont, CO 80504 Email: rmurphy@enservco.com Attention: Richard Murphy

with a copy (which shall not constitute notice) to:	Maslon LLP 225 South Sixth Street Suite 2900 Minneapolis, MN 55402 Email: doug.holod@maslon.com Attention: Doug Holod

Section 11.04    Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05    Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 11.06    No Third-Party Beneficiaries. Except for those third parties entitled to indemnification pursuant to Article IX, this Agreement does not confer any rights or remedies upon any Person (including, without limitation, employees of Sellers) other than the Parties and their respective successors and permitted assigns.

Section 11.07    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 11.10    Construction; Choice of Law. This Agreement has been negotiated by the parties and their respective legal counsel, and the language hereof shall not be construed for or against any Party. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” unless clearly indicated otherwise in such context. The headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference herein to a law, statute, regulation, document or agreement is deemed in each case to include all amendments thereto. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado without regard to conflicts of law principles.

Section 11.11    Mediation; Arbitration.

(a)    Prior to invoking the provisions of Section 11.11(b), any dispute arising out of or relating to this Agreement shall be resolved in the following manner: (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the relevant issue(s) (the “Disputed Issue(s)”); (ii) during the thirty (30) day period following the delivery of the notice (the “Negotiation Period”) appropriate representatives of the various parties will meet and seek to resolve the Disputed Issue(s) through good faith negotiation, (iii) if such representatives are unable to resolve the Disputed Issue(s) through good faith negotiation, then within ten (10) days after the Negotiation Period (the “Referral Period”), the parties will refer the Disputed Issue(s) to mediation. Should the parties fail to agree on a mediator within fifteen (15) days following the Referral Period, the District Court of the City and County of Denver, Colorado shall select the mediator to be used. The parties shall attend a mediation and attempt in good faith to mediate such dispute within thirty (30) days following the selection of a mediator. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief shall not be subject to mediation and may be adjudicated by a state district or county court of competent jurisdiction in the City and County of Denver, Colorado.

(b)    In the event a dispute is not resolved pursuant to the provisions of Section 11.11(a), each of the parties agrees that any claim, dispute or conflict arising from or connected with this Agreement shall be solely resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that Buyer may seek injunctive relief to protect or enforce its rights under this Agreement or any Transaction Document without first resorting to such arbitration. Any such arbitration shall be held in Denver, Colorado. Any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction. The arbitrator shall have the authority to grant any equitable and legal remedies, except punitive damages, that would be available in any judicial proceeding. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 11.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

ENSERVCO CORPORATION

By:_______________________________

Name: Richard Murphy

Title: Chief Executive Officer

COMPANY:

BUCKSHOT TRUCKING, LLC

By:_______________________________

Name:_________________________

Title:__________________________

SELLERS:

____________________________________

Tony Sims

____________________________________

Jim Fate